Exhibit (d)(14)

AMENDMENT NO. 13 TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT is made as of the 11th day of January 2021 to the Investment Advisory Agreement dated February 5, 2018, as amended (the “Agreement”), by and between AdvisorShares Trust (the “Trust”) and AdvisorShares Investments, LLC (the “Adviser”).

WHEREAS, the parties desire to revise Schedule A to the Agreement to reflect the addition of the AdvisorShares Alpha DNA Equity Sentiment ETF;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(1) Schedule A to the Agreement is hereby replaced with Schedule A attached hereto; and

(2) All other terms and conditions of the Agreement remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date set forth above.

ADVISORSHARES TRUST,

on behalf of each series set forth on Schedule A

/s/ Dan Ahrens

Name: Dan Ahrens

Title: Treasurer and Secretary

ADVISORSHARES INVESTMENTS, LLC

/s/ Dan Ahrens

Name: Dan Ahrens

Title: Managing Director/COO

SCHEDULE A

DATED JANUARY 11, 2021

to the

INVESTMENT ADVISORY AGREEMENT

DATED FEBRUARY 5, 2018

between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser, as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
AdvisorShares Dorsey Wright ADR ETF	0.75%
AdvisorShares Ranger Equity Bear ETF	1.50%
AdvisorShares FolioBeyond Smart Core Bond ETF	0.50%
AdvisorShares DoubleLine Value Equity ETF	0.70%
AdvisorShares STAR Global Buy-Write ETF	1.35%
AdvisorShares Newfleet Multi-Sector Income ETF	0.50%
AdvisorShares Sage Core Reserves ETF	0.30%
AdvisorShares Focused Equity ETF	0.75% plus performance fee adjustment*
AdvisorShares Vice ETF	0.60%
AdvisorShares Dorsey Wright Micro-Cap ETF	0.75%
AdvisorShares Dorsey Wright Short ETF	0.75%
AdvisorShares Pure Cannabis ETF	0.60%
AdvisorShares Dorsey Wright FSM US Core ETF	0.75%
AdvisorShares Dorsey Wright FSM All Cap World ETF	0.75%
AdvisorShares Dorsey Wright Alpha Equal Weight ETF	0.75%
AdvisorShares Pure US Cannabis ETF	0.60%
AdvisorShares Q Portfolio Blended Allocation ETF	0.74% plus performance fee adjustment*
AdvisorShares Q Dynamic Growth ETF	1.00% plus performance fee adjustment*
AdvisorShares Alpha DNA Equity Sentiment ETF	0.76%

*	The Adviser’s advisory fee has two components – the base fee and the performance fee adjustment. The base fee is the pre-determined rate at which the Adviser is paid when the Fund’s net performance is in line with Fund’s pre-determined performance benchmark. The base fee is subject to an upward or downward adjustment by the performance fee. If the Fund outperforms the performance benchmark, the Adviser may receive an upward fee adjustment. If the Fund underperforms the performance benchmark, the Adviser may receive a downward fee adjustment. The Adviser’s annual base fee based on the Fund’s average daily net assets. The performance fee adjustment is derived by comparing the Fund’s performance over a rolling twelve-month period to its performance benchmark, which is set forth in the table below. The base fee is adjusted at a rate of 0.02% for every 0.25% to 0.50% of out-performance or under-performance compared to the performance benchmark, but only up to 2.00% of the performance benchmark. As a result, the maximum possible performance fee adjustment, up or down, to the base fee is 0.10%. Accordingly, the Adviser’s annual advisory fee may range as follows, based on the Fund’s average daily net assets:

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Fund	Performance Benchmark	Annual Advisory Fee Range
AdvisorShares Focused Equity ETF	S&P 500 Index	0.65% to 0.85%
AdvisorShares Q Portfolio Blended Allocation ETF	Blended 60% S&P 500 Index/ 40% Bloomberg Barclays US Aggregate Bond Index	0.64% to 0.84%
AdvisorShares Q Dynamic Growth ETF	S&P 500 Index	0.90% to 1.10%

New funds and advisory fee changes appear in bold; fund name changes appear in italics.

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